UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2019

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on October 31, 2019, Urovant Sciences Ltd. (“we,” “our,” “us” or the “Company”) entered into a letter agreement (the “Letter Agreement”) with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”), in connection with the execution of a definitive transaction agreement (the “Transaction Agreement”) among Sumitomo, Roivant Sciences Ltd. (“Roivant”), and certain of Roivant’s affiliates. On December 27, 2019, Sumitomo and Roivant announced the closing of the transactions contemplated by the Transaction Agreement (the “Sumitomo Transaction”), pursuant to which all of our common shares held by Roivant were contributed to Sumitovant Biopharma Ltd., a wholly-owned subsidiary of Roivant at the time of such contribution (“Sumitovant”), and subsequent to such contribution, Sumitomo acquired all issued and outstanding equity securities of Sumitovant.

Pursuant to the Letter Agreement, among other things, (i) Sumitomo committed to provide us with a low-interest, interest-only, five-year term loan facility, with no principal repayments required to be made by us until the end of the term; and (ii) the parties agreed to enter into an investor rights agreement that would provide Sumitomo with customary registration and information rights and provide our minority shareholders certain protections outlined therein.

Sumitomo Loan Agreement

On December 27, 2019, we entered into a $300 million unsecured revolving debt financing agreement (the “Sumitomo Loan Agreement”) with Sumitomo, as lender. Sumitomo has agreed to fund $87.5 million within five business days after the closing of the Sumitomo Loan Agreement. Additional funds may be drawn down by us no more than once any calendar quarter, subject to certain terms and conditions. Interest on the outstanding loans is payable quarterly, and the principal is due and payable in full on the five year anniversary of the closing date of the Sumitomo Loan Agreement.

Loans under the Sumitomo Loan Agreement (the “Loans”) bear a rate per annum equal to LIBOR plus a margin of 3.0% payable on the last day of each calendar quarter. Our obligations under the Sumitomo Loan Agreement are fully and unconditionally guaranteed by each of our direct and indirect subsidiaries (Urovant Holdings Limited, Urovant Sciences GmbH, Urovant Sciences, Inc., Urovant Treasury Holdings, Inc. and Urovant Sciences Treasury, Inc.). The proceeds of the Loans will be used, among other things, to repay in full all outstanding obligations under the Hercules Loan Agreement (as defined below) and for working capital or other general corporate purposes incurred during any calendar quarter in accordance with our annual budget.

The Sumitomo Loan Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including financial reporting obligations, and certain limitations on indebtedness, liens, investments, distributions (including dividends), collateral, investments, distributions, transfers, mergers or acquisitions, corporate changes and transactions with affiliates. The Sumitomo Loan Agreement further requires that, within ten business days of closing, a portion of the proceeds of the Loans shall be used to repay in full all outstanding obligations under the Loan and Security Agreement, dated February 20, 2018 (the “Hercules Loan Agreement”), by and among us and two of our subsidiaries (Urovant Holdings Limited and Urovant Sciences GmbH), as co-borrowers, and our remaining subsidiaries (Urovant Sciences, Inc., Urovant Treasury Holdings, Inc. and Urovant Sciences Treasury, Inc.) as guarantors, and Hercules Capital, Inc., as agent and lender. The Sumitomo Loan Agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to: (i) the failure to make payments of interest on, or principal under the Loans; (ii) the failure to comply with certain covenants and agreements specified in the Sumitomo Loan Agreement; (iii) the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Sumitomo Loan Agreement; (iv) defaults in respect of certain other indebtedness; and (v) certain events relating to bankruptcy or insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the Loans may become due and payable immediately. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% may be applied to the outstanding principal balance, and Sumitomo may declare all outstanding obligations immediately due and payable (subject, in certain instances, to specified grace periods) and take such other actions as set forth in the Sumitomo Loan Agreement. Upon the occurrence of certain bankruptcy and insolvency events, the obligations under the Sumitomo Loan Agreement would automatically become due and payable.

The foregoing description of the Sumitomo Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Sumitomo Loan Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Investor Rights Agreement

On December 27, 2019, we entered into an Investor Rights Agreement with Sumitomo and Sumitovant (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, we agreed to comply with any demands by Sumitovant to register for sale, under the Securities Act of 1933, any common shares of the Company beneficially owned by

Sumitovant that has an anticipated aggregate net offering price of at least $5 million, subject to certain customary exceptions and the right of the Company to refuse any demand for registration if we already effected two registrations for Sumitovant in the year preceding such demand. In addition, we agreed to periodically provide Sumitovant (i) certain financial statements, projections, capitalization summaries and other information customarily provided to significant investors in publicly-traded companies and (ii) access to our books, records, facilities and employees during our normal business hours as Sumitovant may reasonably request.

Moreover, the Investor Rights Agreement also contains certain protections for our minority shareholders for so long as Sumitomo or certain of its affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors (the “Total Voting Power”). These protections include, among other things: (i) a requirement for a minimum of three independent directors on our Board of Directors (the “Board”) (each of whom cannot be removed by Sumitomo or certain of its affiliates without the approval of a majority of the minority shareholders); (ii) a requirement that the audit committee of our Board (the “Audit Committee”) is comprised solely of independent directors; (iii) the appointment of Mr. Pierre Legault as our lead independent director; (iv) a requirement that any transaction proposed by Sumitomo or certain of its affiliates that would increase Sumitomo’s beneficial ownership to over 76% of the Total Voting Power must be approved by the Audit Committee (if occurring prior to December 27, 2021) and, if such transaction would increase Sumitomo’s beneficial ownership to over 80% of the Total Voting Power, a majority of our minority shareholders voting on such matter; and (v) a requirement that any related person transactions between Sumitomo or certain of its affiliates and the Company must be approved by our Audit Committee, consistent with our existing Related Person Transactions Policy.

Pursuant to the Investor Rights Agreement we also agreed that so long as Sumitomo or certain of its affiliates beneficially own between 50% and 90% of the Total Voting Power, we would inform Sumitovant before issuing any new common shares and allow Sumitovant to (i) participate in such issuance up to its pro rata share (unless such issuance is in connection with the acquisition of a business or its assets) or (ii) make sufficient open market purchases of our securities to ensure that Sumitomo’s beneficial ownership percentage does not decline as a result of such issuance.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Investor Rights Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the heading “Sumitomo Loan Agreement” is incorporated by reference into this Item 2.03.

Item 5.01. Changes in Control of Registrant.

The description of the Sumitomo Transaction set forth in Item 1.01 is incorporated by reference into this Item 5.01. Upon the consummation of the Sumitomo Transaction, (i) Sumitovant directly acquired 22,860,013 common shares of the Company, which represents approximately 74.9% of all issued and outstanding common shares of the Company, as a result of Roivant’s contribution of such shares to Sumitovant; (ii) Sumitomo acquired indirect beneficial ownership of the 22,860,013 common shares of the Company directly held by Sumitovant as a result of its acquisition of all issued and outstanding equity securities of Sumitovant from Roivant; and (iii) Roivant no longer beneficially owns any common shares of the Company.

Because Sumitomo’s acquisition of common shares of the Company owned by Roivant was only one component of the transactions contemplated by the Transaction Agreement, the parties to the Transaction Agreement did not indicate or assign a specific consideration amount with respect to Sumitomo’s acquisition of control of the Company from Roivant.

Pursuant to the Transaction Agreement, Sumitomo and Roivant agreed that prior to the closing of the Sumitomo Transaction, Roivant would use its authority pursuant to bye-laws 38 and 41 of the Amended and Restated Bye-laws of the Company (the “Bye-laws”) to replace any director serving on the Board as a Roivant Director (as such term is defined in the Bye-laws) with candidates chosen by Sumitomo. Accordingly, on December 22, 2019, Mr. Frank M. Torti, M.D., a Roivant Director, delivered a notice to the Company in accordance with bye-law 41.1(d) of the Bye-laws, resigning as a director effective as of December 27, 2019. Following the resignation of Mr. Torti, Roivant delivered a notice to the Company in accordance with bye-law 38.4 of the Bye-laws designating Dr. Shigeyuki Nishinaka to serve as a Roivant Director until a replacement has been designated and qualified or his earlier resignation or removal in accordance with the Bye-laws. Pursuant to bye-law 38.4 of the Bye-laws, Dr. Nishinaka became a director of the Company upon the delivery of such notice, without the need for any further approval by the Board or the shareholders of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The description of the replacement of Mr. Torti as a director with Dr. Nishinaka set forth in Item 5.01 is incorporated by reference into this Item 5.02. Dr. Nishinaka will serve on the Nominating, Corporate Governance and Compliance Oversight Committee of the Board.

Item 7.01. Regulation FD Disclosure

On December 30, 2019, we issued (i) a press release announcing the consummation of the Sumitomo Transaction and (ii) another press release announcing our entry into the Sumitomo Loan Agreement. Copies of the Sumitomo Transaction press release and the Sumitomo Loan Agreement press release are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The information being furnished in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Loan Agreement, dated December 27, 2019, by and between Sumitomo Dainippon Pharma Co., Ltd. and Urovant Sciences Ltd.

10.2	Investor Rights Agreement, dated December 27, 2019, by and among Sumitomo Dainippon Pharma Co., Ltd., Urovant Sciences Ltd., and Sumitomo Biopharma Ltd.

99.1	Press Release, dated December 30, 2019, announcing the consummation of the Sumitomo Transaction.

99.2	Press Release, dated December 30, 2019, announcing the execution of the Sumitomo Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROVANT SCIENCES LTD.

Dated: December 30, 2019
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer